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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2005

CHORDIANT SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	93-1051328
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number:

000-29357

20400 Stevens Creek Boulevard, Suite 400
Cupertino, CA    95014
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (408) 517-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On January 28, 2005, the Board of Directors of Chordiant Software, Inc. ("Chordiant") voted to pay George de Urioste, Chordiant's Chief Operating Officer and Chief Financial Officer, a one-time bonus of US$25,000, such amount to be increased by the amount of taxes thereon such that Mr. de Urioste is paid an aggregate amount sufficient to pay the taxes on the US$25,000 amount (collectively, the "Bonus"). Mr. de Urioste began his employment with the Company on November 17, 2004.

In addition, as an encouragement to Mr. de Urioste to better understand his duties and obligations as Chief Operating Officer and Chief Financial Officer of Chordiant, the Board of Directors authorized the payment of up to an aggregate of US$25,000 of the fees and expenses incurred by Mr. de Urioste's personal legal counsel to advise him regarding his duties as Chief Operating Officer and Chief Financial Officer.

Similar to certain other executive officers of Chordiant, we also have entered into: (1) an indemnification agreement with Mr. de Urioste for the indemnification of and advancement of expenses to Mr. de Urioste to the full extent permitted by law, and (2) a Change of Control Agreement which provides that if he is terminated either without "cause," as defined in the agreement, or voluntarily leaves employment for "good reason," as defined in the agreement, within 90 days prior to a "change of control," as defined in the agreement, or 12 months following a change of control, then he will receive, among other benefits, the following: (a) payment of his salary for a period of 12 months, (b) payment of his annual bonus, (c) continuation of our health and life insurance policies for one year, (d) so long as not prohibited by law, automatic extension of 60 months to repay any promissory note, loan or other indebtedness to us, and (e) with respect to options and restricted stock, accelerated vesting of a number of shares equal to the greater of (i) 50% of the then-unvested shares, or (ii) 12 months' worth of vesting.

 Item 9.01 Financial Statements and Exhibits.

99.1 Offer Letter dated November 16, 2004 to George de Urioste.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chordiant Software, Inc.
Date: February 2, 2005	By: /s/ Stephen Kelly Stephen Kelly Chief Executive Officer